Exhibit 99.1

N / E / W / S R / E / L / E / A / S / E

January 25, 2017

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com/

FIRST MERCHANTS CORPORATION AND THE ARLINGTON BANK ANNOUNCE THE SIGNING OF A DEFINITIVE MERGER AGREEMENT
MUNCIE, INDIANA & COLUMBUS, OHIO -- (BUSINESS WIRE) -- First Merchants Corporation (NASDAQ: FRME), First Merchants Bank, a wholly-owned subsidiary of First Merchants Corporation, and The Arlington Bank announced they have executed a definitive merger agreement whereby The Arlington Bank will merge with and into First Merchants Bank.
Founded in 1998, and based in Upper Arlington, Ohio, The Arlington Bank operates three banking center locations in the Columbus, Ohio area. The Arlington Bank has total assets of $305 million, total loans of $244 million, and total deposits of $260 million (92% of which are core) and also earned a 1.35 percent return on average assets and 11.93 percent return on average equity on a trailing twelve month basis.
The merger agreement provides that the shareholders of The Arlington Bank will receive 2.7245 shares of First Merchants Common Stock for each share of The Arlington Bank Common Stock. Based upon First Merchants’ January 24, 2017 closing price of $36.46 per share, the overall transaction is valued at approximately $75.8 million, or approximately 2.15x Arlington’s tangible book value and 19.1x last twelve months' earnings. The transaction is expected to be completed mid-year 2017 subject to the approval of The Arlington Bank shareholders, regulatory approvals and other customary closing conditions. The combined financial institution expects to complete integration activities by the end of 2017.
Based upon current financials, The Arlington Bank and First Merchants will have combined assets of $7.4 billion and First Merchants will remain the second largest financial holding company headquartered in Indiana. The combined company will have 109 banking offices in twenty-seven Indiana counties, as well as two counties in both Ohio and Illinois.
James R. DeRoberts, Chairman and CEO of The Arlington Bank, stated, “We are looking forward to the opportunity to become a part of the First Merchants family, and believe this partnership will be good for our clients, shareholders, staff and our community." Thomas C. Westfall, President of The Arlington Bank, stated, “Since our inception 18 years ago, our management team has been driven to be the mortgage and retail bank of choice in our marketplace. We look forward to taking advantage of the new service offerings and enhanced lending capacity of First Merchants while continuing to build momentum with our clients.”
Michael C. Rechin, President and Chief Executive Officer of First Merchants, said, “First Merchants is excited to extend our presence in Columbus, Ohio, with the addition of The Arlington Bank as the newest member of the First Merchants family. The addition of The Arlington Bank supports our growth initiative, making the company more visible and impactful in Columbus, one of the fastest growing cities in the Midwest. From The Arlington Bank’s beginning, Jim and Tom, along with their management team and loyal employees, have played a pivotal role in providing real estate financing and retail banking to Columbus consumers, all while maintaining excellent credit quality and producing high levels of performance. The Arlington Bank team has much to be proud of and my teammates and I look forward to working with them as partners.”

Under the leadership of Jennifer M. Griffith, First Merchants Bank’s Ohio Region President, the bank will have ten full-service banking centers in the Columbus, Ohio, marketplace and nearly $1 billion in loans extended to central Ohio clients.
Ms. Griffith stated, “This is a tremendous opportunity to join great teams in vibrant neighborhoods. The addition of The Arlington Bank banking centers will provide added convenience for our clients. I look forward to working with Tom to bring the best of commercial banking and mortgage banking to the Columbus marketplace.”
First Merchants expects the acquisition to be accretive to earnings during the first full year with a tangible book value earn back of three years. Cost savings are expected to total 35 percent of Arlington Bank's non-interest expense. The gross credit and interest rate marks related to the proposed merger total $7.8 million, or 3.1 percent.
Additional information will be provided at the fourth quarter 2016 earnings conference call and web cast at 2:30 p.m. (ET) on Thursday, January 26, 2017. To participate, dial (Toll Free) 877-507-0578 and reference First Merchants Corporation’s fourth quarter earnings release. International callers please call +1 412-317-1073.
To access a replay of the call, US participants should dial (Toll Free) 877-344-7529 or for International participants, dial +1 412-317-0088. The replay access code is 10098245.
In order to view the web cast and presentation slides, please go to http://services.choruscall.com/links/frme170126.html during the time of the call. A replay of the webcast will be available until January 26, 2018
Sandler O'Neill & Partners, L.P. is serving as financial advisor to First Merchants and legal advisor is Bingham Greenebaum Doll LLP. Boenning & Scattergood, Inc. is serving as financial advisor to The Arlington Bank and legal advisor is Vorys, Sater, Seymour and Pease LLP.

Additional Information

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy vote or approval. The proposed merger will be submitted to The Arlington Bank shareholders for their consideration. In connection with the proposed merger, it is expected that The Arlington Bank will provide its shareholders with a Proxy Statement, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION, TOGETHER WITH ALL AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

The Arlington Bank and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of The Arlington Bank in connection with the proposed Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger when it becomes available.

Forward Looking Statement

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger (the “Merger”) between First Merchants Corporation (“First Merchants”) and The Arlington Bank, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of First Merchants and The Arlington Bank will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and shareholder approvals, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the First Merchants’ business; and other risks and factors identified in each of First Merchants’ filings with the Securities and Exchange Commission. Neither First Merchants nor The Arlington Bank undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation or press release. In addition, First Merchants’ and The Arlington Bank’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

First Merchants Corporation
David Ortega, First Vice President/Director of Investor Relations, 765-378-8937
or
The Arlington Bank
Thomas C. Westfall, President, 614-486-9198

Source: First Merchants Corporation and The Arlington Bank